[LETTERHEAD OF WILLIAMS & WEBSTER, P.S.]



May 9, 2000


Securities and Exchange Commission
450 Fifth Street SW
Washington, D.C. 20549


Re:     Nexland, Inc.
        commission File Number 333-3074


Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated May 9, 2000.

Our independent auditor's report on the financial statements of Nexland, Inc. for the years ended December 31, 1999 has contained no adverse opinion or disclaimer of opinion, nor was it modified as uncertainty, audit scope, or accounting principles.

There were no disagreements with Nexland, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.



Sincerely,

/s/ Williams & Webster, P.S.
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Williams & Webster, P.S.
Spokane, Washington